Exhibit 99.1

Investor Relations

712.732.4117

(December 11, 2008)

Meta Financial Group Reports Results for Year and Fourth Quarter

124% growth in non-interest income at Meta Payment Systems® highlights fourth quarter.

Highlights for the fiscal year and fourth quarter ended September 30, 2008

•                 Consolidated revenue rose 26% for the year and 39% for the quarter compared to a year ago

•                 Fiscal year 2008 net income was $0.1 million while the fourth quarter net loss was $1.8 million

•                 Fiscal year 2008 net income was $2.5 million while the fourth quarter net income was $0.7 million, excluding fourth quarter expenses for settling 2006 litigation and a loss provision for fraud-related loans by a borrower

•                 Meta Payment Systems (MPS) fiscal year 2008 non-interest income increased 124% over 2007 and fourth quarter non-interest income increased 122% over the 2007 quarter

•                 MPS filed three patents during the fourth quarter and fifteen during fiscal 2008

STORM LAKE, IOWA – (December 11, 2008) Meta Financial Group (NASDAQ:CASH) (the Company) reported earnings for the fiscal year ended September 30, 2008 of $0.1 million or 2 cents per diluted share compared to 2007 net income of $1.2 million or 45 cents per diluted share.  For the fourth quarter of 2008, the Company reported a loss of 71 cents per diluted share on a net loss of $1.8 million compared to diluted earnings per share of 21 cents and net income of $0.6 million for the fourth quarter of 2007.  As previously disclosed by the Company, an additional loan loss reserve of $1.8 million ($1.1 million after taxes) was recorded in the fourth quarter of 2008 in connection with an anticipated loss from loans fraudulently obtained by a borrower.  In addition, all the lawsuits from 2006 related to the Dan Nelson entities’ loans were settled.  Excluding the effect of these two items, net income for the year would have been $2.5 million and 95 cents per diluted share and for the quarter $0.7 million and 24 cents per diluted share.

President and Chief Executive Officer J. Tyler Haahr stated, “As disappointed as we are with the cost of settling the lawsuits and recording the fraud-related loan loss in the quarter, we are pleased with the revenue expansion that was accomplished and the progress it implies for increasing shareholder value over the long term.  2008 was an extraordinarily difficult year for our industry, presenting Meta with significant but not insurmountable challenges to profitability.  We are confident that we are well positioned for 2009, having settled several legal matters and undertaken a successful revamping of our traditional bank operations.  Meanwhile, execution of the MPS strategic plan continues on schedule, with transaction volume doubling in 2008, a continuing sign that MPS presents exciting future opportunities for the Company.”

	Three Months Ended			Year Ended
Summary Financial Data *	9/30/08	6/30/08	9/30/07	9/30/08	9/30/07
Net Interest Income – millions	$6.5	$6.0	$5.3	$24.0	$20.8
Non Interest Income – millions	10.8	8.5	5.4	37.7	21.9
	`
Net Income (Loss) – millions	$(1.8)	$(0.4)	$0.6	$0.1	$1.2
Diluted earnings (loss) per share	(0.71)	(0.16)	0.21	0.02	0.45

Net interest margin	3.70%	3.32%	3.49%	3.51%	3.38%
Non-performing assets - % of total assets	0.99%	0.36%	0.38%

MPS active cards – millions	14.2	12.1	10.4
MPS transaction volume – billions	$2.2	$2.0	$1.2	$8.2	$4.1

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the fourth quarter of fiscal year 2008 reached $20.2 million compared to $14.5 million for the same quarter in fiscal year 2007.  The growth for the quarter and the year was driven primarily by increased Meta Payment Systems fee income.  The Company generated relatively flat interest income because of the lower rate environment, though net interest income significantly increased.

Total revenue for the current fiscal year ended September 30, 2008 was $75.1 million compared to $59.6 million in 2007, an increase of $15.5 million or 26%.  Interest income decreased slightly, $0.4 million or 1%.

Net Interest Income

Net interest income for the fourth quarter was $6.5 million, up $1.2 million or 23% from the same quarter last year.  This growth reflects an increase of $102.9 million in interest-earning assets and a 21 basis point increase in the Company’s net interest margin.  Net interest margin widened to 3.70% for the 2008 quarter compared to 3.49% in the fourth quarter of 2007.  Asset yields decreased 68 basis points while liability costs decreased 95 basis points compared to the prior year period.  As of September 30, 2008, low- and no-cost checking and MPS deposits represented 76% of total deposits compared to 68% one year earlier. The increase was driven by a 36% growth in MPS deposits.

Net interest income for the fiscal year ended September 30, 2008 was $24.0 million, up $3.2 million or 15% higher than 2007.  Contributing to this increase was an 11% increase in earning assets, a shift in the mix of earning assets to higher-yielding loans, a shift in the mix of liabilities to lower costing deposits, and a 13 basis point increase in net interest margin as reduced funding costs outpaced lower asset yields.

Non-Interest Income

2008 fourth quarter non-interest income reached $10.8 million, an increase of $5.4 million, or 100%, over the same quarter in 2007.  MPS fee income grew by $5.7 million or 127% as all product lines were higher than the 2007 quarter.  MPS fourth quarter non-interest income increased from the third fiscal 2008 quarter by $2.6 million or 35%.

2008 fiscal year non-interest income of $37.7 million reflects growth of $15.8 million or 72% ($19.1 million or 103% when adjusted for the gain on the 2007 branch sales).   MPS fee income accounts for $19.3 million of the comparable period growth.  Approximately 65% of the MPS growth comes from product lines launched since the fourth quarter of 2007.

Non-Interest Expense

Non-interest expense grew $7.6 million, or 77%, to $17.5 million for the fourth quarter of fiscal year 2008 as compared to the same period in the prior fiscal year.  The aforementioned Dan Nelson-related legal and settlement costs accounted for approximately 25% of the increase. The remainder of the increase primarily occurred in card processing, compensation and benefits, occupancy and equipment expense and primarily related to continued growth in MPS.

Compensation expense was $7.0 million for the fourth quarter of fiscal year 2008, up $1.9 million or 37% from the same period in 2007.  The increase primarily was to staff in support of new programs as well as organic growth within MPS.  Card processing expense was $2.4 million higher than the same period in 2007, primarily due to increased sales and transaction volumes from the expansion of existing and new programs at MPS.  The Company’s occupancy and equipment expense was $0.7 million higher than the same period in 2007, primarily driven by the addition of administrative office space in Sioux Falls and Omaha to support growth at MPS and a new branch office in Des Moines.  Additionally, investment in computer hardware and software to support expanding product development efforts and to meet compliance requirements based on the PCI Data Security Standard contributed to the increase.  Other general and administrative expenses rose primarily due to the increase in the number of employees, costs associated with SOX compliance, and the general increase in business activities.

Fiscal year 2008 non-interest expense increased by $24.8 million, or 67%, to $61.8 million.    Personnel costs increased by 41% to $25.7 million and primarily related to MPS growth.  Similar increases occurred across all expense line items with the exception of other expenses which increased by 118%, driven in part by non-recurring litigation settlement costs.

Credit Quality

While the Company’s non-performing loans increased during the fourth quarter of fiscal year 2008, overall credit quality remained stable during the period.  Non-performing loans at September 30, 2008 were $7.5 million representing 1.7% of total loans compared to $2.3 million, or 0.64% at September 30, 2007.  Non-performing assets at September 30, 2008 were $7.5 million representing 0.99% of total assets compared to $2.6 million, or 0.38% at September 30, 2007.  One commercial borrower with loans totaling $4.6 million and delinquent over 90 days accounted for the bulk of the increase.  The Company’s conservative credit stance will be maintained during the difficult current economic climate.  The Company continues to have no direct exposure to subprime mortgage loans or securities.

Loans

Total loans, net of allowance for loan losses, increased $72.3 million, or 20%, to $427.9 million during the fiscal year ended September 30, 2008.  Loan growth moderated during the fiscal fourth quarter to $4.6 million and was primarily focused in commercial real estate and commercial operating lines in our local markets.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of program growth at MPS.  September 30, 2008 MPS deposits reached $331.0 million, up $88.1 million, or 36%, from September 30, 2007.

Business Segment Performance

Meta Payment Systems

MPS recorded fiscal year net income of $3.3 million for both 2008 and 2007.  Fully diluted earnings per share amounted to $1.24 in 2008 and $1.27 in 2007.  MPS revenue (net interest income plus non-interest income) grew by 76%, from $26.3 million in 2007 to $46.4 million in 2008.  Revenue was adversely impacted in 2008 by a 146 basis point reduction in the average transfer pricing yield from 5.17% in 2007 to 3.71% in the 2008 period, consistent with reductions in market interest rates. The interest income effect of this rate decrease virtually offset the volume of deposit increases.  However, non-interest income, primarily fees, grew dramatically by 124% from $15.6 million in 2007 to $34.8 million in 2008.

Fiscal year non-interest expenses increased by $20.3 million, or 96%, due to volume-driven increases in program support costs and investments in product development.  These investments have led, in part, to the filing of 18 patents since the inception of MPS.

Traditional Banking

Inclusive of the impact of discontinued operations, the Traditional Banking segment recorded a net loss of $2.3 million, or $0.89 per diluted share, for fiscal year 2008, compared to a net loss of $1.4 million, or $0.52 per diluted share for the same period last year due primarily to the litigation settlement and loan loss reserve described in Other Information below.  Net interest income increased by 13% or $1.6 million and was augmented by lower loan loss provision expense of $1.1 million.  However, non-interest income fell by $1.0 million based on a 2007 gain on sale of branches of $3.3 million and the 2008 gain for the sale of the MetaBank West Central bank subsidiary of $2.3 million.

Non-interest expense increased by $4.0 million to $20.3 million due, in part, to legal and litigation settlement expense.

Other Information

On October 2, 2008, MetaBank reached a settlement with Home Federal Bank.  This action was the last outstanding lawsuit, dating back to June 2006, relating to a series of loans to the Dan Nelson-related entities by MetaBank and a group of participant banks.  Settlements with the participant banks First Premier Bank, North American Banking Company, First Midwest-Deerfield Branches, and Mid-Country Bank were reached in July and August 2008.  As a result of all these settlements, the Company recorded a final charge of approximately $2.1 million ($1.3 million after taxes), including legal expenses and after insurance claims and reserves are included.

As disclosed in the Company’s 10-Q for the period ending June 30, 2008, the Company had learned that a borrower of MetaBank (the Bank) had likely participated in a fraud on the Bank and other banks.  On October 8, 2008, the Bank’s investigation of the fraud, loans and advances to the borrower, the collateral underlying the loan, and insurance coverage led to an addition of $1.8 million (approximately $1.1 million after taxes) to the allowance for loan losses at September 30, 2008.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statement of Financial Condition

(Dollars In Thousands)	September 30, 2008	September 30, 2007
Assets
Cash and cash equivalents	$8,151	$86,320
Investments and mortgage-backed securities	203,834	158,701
Loans receivable, net	427,928	355,612
Other assets	117,343	85,447
Total assets	$757,256	$686,080

Liabilities
Deposits	$545,972	$522,978
Other borrowings	147,683	78,534
Other liabilities	16,794	36,470
Total liabilities	$710,449	$637,982

Shareholders’ equity	$46,807	$48,098
Total liabilities and shareholders’ equity	$757,256	$686,080

Consolidated Statements of Income

	For the 3 Months Ended September 30:		For the Year Ended September 30:
(Dollars In Thousands, except per share data)	2008	2007	2008	2007

Interest income	$9,453	$9,114	$37,418	$37,774
Interest expense	2,931	3,840	13,415	16,967
Net interest income	6,522	5,274	24,003	20,807
Provision for loan losses	2,520	(170)	2,715	3,168

Net interest income after provision for loan losses	4,002	5,444	21,288	17,639
Non-interest income	10,752	5,409	37,696	21,858
Non-interest expense	17,539	9,890	61,820	36,958
Income (loss) from continuing operations before income tax expense (benefit)	(2,785)	963	(2,836)	2,539
Income tax expense (benefit) from continuing operations	(948)	432	(1,002)	1,227
Income (loss) from continuing operations	(1,837)	531	(1,834)	1,312

Gain on sale from discontinued operations before taxes	—	—	2,309	—
Income (loss) from discontinued operations before taxes	—	61	76	(394)
Income tax expense (benefit) from discontinued operations	—	16	500	(253)
Income (loss) from discontinued operations	—	45	1,885	(141)

Net income (loss)	$(1,837)	$576	$51	$1,171

Earnings (loss) per common share
Basic-income (loss) from continuing operations	$(0.71)	$0.21	$(0.71)	$0.52
Basic-net income (loss)	$(0.71)	$0.22	$0.02	$0.46
Diluted-income (loss) from continuing operations	$(0.71)	$0.20	$(0.70)	$0.50
Diluted-net income (loss)	$(0.71)	$0.21	$0.02	$0.45

Selected Financial Information

For the Year Ended September 30,	2008	2007
Return on average assets-continuing operations	-0.24%	0.19%
Return on average equity-continuing operations	-3.98%	3.01%
Average shares outstanding for diluted earnings per share	2,632,964	2,617,896

At Period Ended:	September 30, 2008	September 30, 2007
Equity to total assets	6.18%	7.01%
Book value per common share outstanding	$18.00	$18.57
Tangible book value per common share outstanding	$17.15	$17.99
Common shares outstanding	2,601,103	2,589,717
Non-performing assets to total assets-continuing operations	0.99%	0.38%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588